Exhibit 99.3

Greenfire Resources Ltd

CONDENSED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS (UNAUDITED)

AS AT JUNE 30, 2023

(Presented in Canadian Dollars)

Greenfire Resources Ltd.

Condensed Interim Consolidated Statement of Financial Position

(Unaudited)

As at ($CAD)	June 30, 2023	December 31, 2022
Assets
Current assets
Cash	$1	$1
Total assets	$1	$1

Shareholder’s equity
Share capital	$1	$1
Total shareholder’s equity and liabilities	$1	$1

The accompanying notes are an integral part of the condensed interim consolidated financial statements

David Phung, Director	Robert Logan, President and CEO

Greenfire Resources Ltd.

Notes to the Condensed Interim Consolidated Financial Statements

(In Canadian dollars and Unaudited)

1.	CORPORATE INFORMATION

Greenfire Resources Ltd. (the “Company”) was incorporated under the laws of Alberta on December 9, 2022. On December 14, 2022, the Company entered into the Business Combination Agreement between Greenfire Resources Inc. and M3-Brigade Acquisition III Corp (“MBSC”). In April 2023 the Company filed its Registration Statement with the United States Securities Exchange Commission. The Business Combination is expected to close before the end of 2023, subject to customary closing conditions, including the receipt of necessary regulatory approvals. The Company’s intended business activity is to engage in the exploration, development and operation of oil and gas properties, and focus primarily in the Athabasca oil sands region of Alberta. To date, the Company has not had operations and is expected to commence operations concurrent with the planned Business Combination. The Company’s registered address is 2400, 525 8 Ave SW, Calgary, Alberta T2P 1G1.

During 2022, the Company incorporated 2476276 Alberta ULC and DE Greenfire Merger Sub Inc. There were no other activities in the subsidiaries of the Company. As at June 30, 2023, the Company wholly-owns a direct interest in 2476276 Alberta ULC and DE Greenfire Merger Sub Inc. and consolidates these entities.

These interim consolidated financial statements were approved by the Board of Directors on September 4, 2023.

2.	MATERIAL ACCOUNTING POLICY INFORMATION

a)	Statement of Compliance

These unaudited condensed interim consolidated financial statements (“interim consolidated financial statements”) have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) using International Accounting Standard IAS 34: “Interim Financial Reporting”. They are condensed as they do not include all of the information required for full annual consolidated financial statements, and they should be read in conjunction with the audited annual consolidated financial statements for the year ended December 31, 2022. Separate Statements of Income and Comprehensive Income, Changes in Shareholder’s Equity and Cash Flows have not been presented as there have been no activities for the Company to date other than its formation.

b)	Functional Currency and Presentation Currency

These financial statements are presented on Canadian dollars, which is the Company’s functional currency.

c)	Basis of Consolidation

The financial statements include the accounts of the Company and its consolidated subsidiaries, which are the entities over which the Company has control. An investor controls an investee when it is exposed, or has rights to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee.

3.	SHAREHOLDER’S EQUITY

The Company issued one common share for $1.00 upon incorporation, the share is held by Greenfire Resources Inc. being the Company’s ultimate parent and sole shareholder. As at June 30, 2023 and December 31, 2022, one common share with no par value was issued and outstanding, and no preferred shares were outstanding. The authorized capital of the Company is an unlimited number of Common Shares and an unlimited number of Preferred Shares, issuable in series.

4.	SUBSCRIPTION AGREEMENTS

Concurrently with the Business Combination Agreement, the Company entered into subscription agreements whereby, contingent on certain events, it may issue up to US$50,000,000 of 9% convertible notes due in 2028. The convertible notes will have an initial conversion rate of 76.923077 common shares per US$1,000 principal amount of convertible notes for a conversion price of US$13.00 per common share. The commitment was entered into based on market terms.